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               Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated September 24, 1993, except as to
Note 13, which is as of October 21, 1993, which appears on page 33 of the 1993 Annual Report to Shareholders of Echlin Inc., which is incorporated by reference in Echlin Inc's Annual Report on Form 10-K for the year ended August 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which apears on page 12 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ Price Waterhouse LLP
- -------------------------
PRICE WATERHOUSE LLP
Stamford, Connecticut
October 21, 1994